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                                                                    Exhibit 99.1
                                                                    ------------

For Immediate Release
For Further Information, contact:   William M. Griffith, Jr.  President & CEO
                                    United Financial, Inc.
                                    336-226-1223


             United Financial, Inc Reports Continued Earnings Growth

GRAHAM, N.C., April 28 /PRNewswire-FirstCall/ -- United Financial, Inc. (OTC Bulletin Board: UTDF), the holding company of Alamance National Bank, today reported earnings for the quarter ended March 31, 2003. Alamance National Bank, with the consent of its shareholders, reorganized and became a wholly owned subsidiary of United Financial, Inc. (the "Company") effective at the end of business on September 30, 2002. Per share amounts have been adjusted to reflect a 5 for 4 stock-split paid February 17, 2003.

William M. Griffith, Jr, President and CEO, reported that for the three months ended March 31, 2003, the Company reported net income (unaudited) of $296,000, an increase of $177,500 or 150% from net income of $118,500 for the three months ended March 31, 2002. Earnings per share (both basic and diluted) were $.18 for the quarter ended March 31, 2003, compared with a per share profit of $.09 for the quarter ended March 31, 2002. Earnings for 2003 include securities gains of $150,000, or $.09 per share (both basic and diluted) compared with $13,000, or $.01 per share (both basic and diluted) in 2002. Excluding gains from the sale of investments, earnings increased from $105,000 to $147,000, an increase of $42,000, or 40%.

The investment gains realized during the first quarter were due to portfolio management. Mortgage rates continued to decline during most of the first quarter of 2003. Consequently, the pre-payments experienced by the Company's mortgage-backed securities and collateralized mortgage obligations increased significantly, thereby dramatically shortening the weighted average life and duration of the securities. After a detailed analysis of the portfolio, it was determined that some securities should be sold, primarily in order to match the duration of the earning assets with the corresponding duration of the liabilities which were used to fund those investments. Management believes that these transactions were necessary in order to reposition the Company's balance sheet and enhance overall long term net interest income.

The Company reported assets of $126 million at March 31, 2003 compared with $106 million at March 31, 2002, an increase of $20 million or 19%. Net loans were $88 million, an increase of $3 million or 3% from March 31, 2002. Investments were $23 million at March 31, 2003, compared to $9 million at March 31, 2002, an increase of $14 million or 156%. Deposits have increased from $88 million at March 31, 2002 to $100 million this year, an increase of $12 million or 14%. The Company reported shareholders' equity of $10 million at March 31, 2003, compared with $9 million at March 31, 2002.

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For the three months ended March 31, net interest income, before the provision for loan loss, decreased from approximately $951,000 in 2002 to approximately $923,000 in 2003. This decrease is due primarily to declining interest margins which the Company has experienced for the past several quarters. The Company's net interest margin, or net yield on average earning assets, declined from 3.98% in the first quarter of 2002 to 3.16% in 2003. The decline in margin is due to not only declining yields on earning assets but also increased liquidity on the balance sheet and continues a trend which the Company experienced during much of 2002.

For the three months ended March 31, non-interest income, excluding gains from investments, increased $73,000, from approximately $128,000 in 2002 to $201,000 in 2003. The improvement is due primarily to increased fees from the sale of mortgage loans as well as higher fees charged on deposit accounts. Non-interest expense increased 13% for the three months ended March 31, 2003 compared with the same quarter of the prior year, from $798,000 to $900,000. The Company's efficiency ratio, or non-interest expense divided by the total income before investment gains and the provision for loan loss, increased from 74.01% for the three months ended March 31, 2002 to 80.13% for the three months ended March 31, 2003. The increase is due primarily to the decrease in net interest income, as non-interest expense as a percentage of average assets actually declined during the first quarter of 2003 relative to the comparable period in 2002.

The Company's provision for loan losses during the first three months of 2003 was $77,000. This compares with $175,000 for the corresponding period in 2002. At March 31, 2003, the Company's allowance for loan loss was approximately 1.77% of gross loans, compared with approximately 1.37% at March 31, 2002 and 1.75% at December 31, 2002. The Company's non-performing assets were approximately $1.9 million at March 31, 2003, compared with approximately $700,000 at March 31, 2002 and $1.7 million at December 31, 2002. Included in non-performing assets at March 31, 2003 is approximately $675,000 in restructured loans, compared with $24,000 at March 31, 2002 and $725,000 at December 31, 2002. Non-accrual loans were $1.2 million at March 31, 2003, compared with $457,000 at March 31, 2002 and $918,000 at December 31, 2002.

Mr. Griffith stated that while the Company was pleased with the quarterly results, the Company's focus for 2003 will be addressing the issues of declining interest margins and loan quality.

Mr. Griffith stated, "While we have worked to lower our cost of funds, a significant drag on margins has been an unfavorable change in the mix of our earning assets. Overnight investments accounted for over 5% of our average earning asset totals this year compared with less than 2% last year." In addition to favorable lending opportunities, Mr. Griffith stated that the Company was working to decrease liquidity through the purchase of high quality mortgage-backed securities and collateralized mortgage obligations. However, he also noted that the Company was mindful of the extension risk related to these types of securities in higher rate environments and would likely supplement these investments with purchases of fixed rate agency securities during the rest of 2003.

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Mr. Griffith commented that the increase in the level of non-performing assets is attributed to the effects of a struggling economy, seasoning of the loan portfolio as well aggressive efforts by the Company to recognize and isolate problem loans as quickly as possible in order to enhance long term loan quality. Mr. Griffith stated, "Non-performing assets have increased over the past several quarters. However, I would note that over one third of our non-performing assets are restructured loans which are performing as agreed. As a community bank, we are committed to working with our customers as they work through difficult times brought on by a slowing economy." Mr. Griffith noted that loan quality costs, defined as the loan loss provision plus net charge offs, declined significantly relative to the first quarter of 2002. "Loan quality will continue to be the top priority for our institution," Mr. Griffith concluded.

United Financial, Inc. is the holding company for Alamance National Bank, a full service community bank with offices in Graham, North Carolina and Hillsborough, North Carolina. In Hillsborough, we are known as Hillsborough National Bank. The Bank also provides insurance and investment brokerage services through its wholly owned subsidiary Premier Investment Services, Inc. The Bank's main office is located at 1128 South Main Street. In Hillsborough, we are at 102 Millstone Drive. For more information, call (336) 226-1223. In Hillsborough, call (919) 643-1000.

Forward-Looking Statements

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company's results to vary from those expected. These factors include change in economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities & Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof. Contact: William M. Griffith, Jr., President & CEO, United Financial, Inc., 336-226-1223